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                                    EXHIBIT 2

PRESS  RELEASE

  FUTUREMEDIA PLC ANNOUNCES Q1 FISCAL 2003 RESULTS SHOWING FURTHER IMPROVEMENTS

      QUARTERLY REVENUE GROWTH 40%, OPERATING LOSS DOWN BY 73% YEAR ON YEAR

ARUNDEL, ENGLAND 10TH DECEMBER 2002-- E-learning solutions provider Futuremedia Plc (NASDAQ: FMDAY) today announced financial results for the 3-month period ending July 31, 2003. The Company's financial year ends on April 30.

For the period ending July 31, 2002, the Company reported revenues of GBP 342,000 ($539,000). This represents an increase of GBP 97,000 ($153,000) or
40.0% on the prior quarter and an increase of GBP 96,000 or 40% when compared with Q1 2002. The Company has reduced the operating loss to GBP 180,000 ($284,000), an improvement of GBP 107,000 or 60% compared with the prior quarter, and an improvement of GBP 487,000 or 73% when compared with Q1 2002.

Mats Johansson, CEO of Futuremedia, said: "In 2003, we will continue the strategy started last year. I believe this quarter further confirms the improving trend the company has worked hard to attain during fiscal 2002. By focussing on our core strengths, and by continuing to trim costs, Futuremedia expects to be well positioned for the expected upswing in corporate IT spending during next year. The Company is also taking steps to improve its balance sheet. We recognise that markets are still very uncertain due to political and economic circumstances beyond our control. However, the level of our forward orders remains constant, which combined with stringent cost controls should allow us to reach sustainable profitability by the end of this fiscal year."

Highlight  of  the  quarter:
     * As previously announced, the Company completed the acquisition of C2W limited, a small UK based consultancy company specializing in resource management, in a stock transaction at a net value of GBP 29,000 ($45,000). It is anticipated that the acquisition will greatly assist the growth of the Company's knowledge management capabilities, leveraging the contacts C2W has in the resource, environmental and property sectors.

Summary  results  (unaudited):

                                  Three Months Ended
--------------------------------------------------------------------------------
                April 30, 2002     %       July 31, 2002     July 31, 2001     %
--------------------------------------------------------------------------------
                     GBP 000               GBP 000       $000     GBP 000
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Revenues                 245      +40        342          539        246     +40
Operating Costs          532      -          522          823        913     -43
Operating Loss          (287)     -37       (180)        (284)      (667)    -73
Net  Loss               (281)     -35       (184)        (290)      (656)    -72
Weighted Shares    33,147,637          39,995,353   39,995,353 29,648,374
Loss per Share      GBP 0.008           GBP 0.005       $0.007  GBP 0.022
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ABOUT  FUTUREMEDIA  PLC
Futuremedia Plc (est 1983) is a Solutions Provider in the growing eLearning market with 20 years experience in the interactive media field supplying products and services to industrial and commercial business sectors and government, mainly in the UK and Continental Europe.

The Company has a proven track record in providing knowledge and training via Solstra, its proprietary Learning Management System which in its largest application has a capacity for 240,000 users.

Incorporated within its principal operation headquartered in the UK, Futuremedia's Professional Services team identify and specify client requirements and Futuremedia's Content Studio then design and develop custom content for clients' needs. The Futuremedia Library unit specifies and administers any content required from its comprehensive range of third party products. The Solstra Team deploy Futuremedia's own Learning Management System enabling training to be rapidly administered, delivered and progress tracked.

Futuremedia's customers include Consignia (The UK's Royal Mail), Ford Motor Company and BT. Training content from partners SmartForce, Centra Software, SkillSoft and NETg is supplied and supported.

Futuremedia  can  be  found  on  the  Web  at  http://www.futuremedia.co.uk

This press release contains forward-looking statements related to future results and speaks only of the Company's expectations as of the date hereof. Such statements include discussions concerning the Company's financial performance and strategic direction. Such statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from expectations. The risks and uncertainties include general market uncertainty due to political and economic circumstances, the early stage of the Internet and intranet learning and communications market, the management of growth, the ability of the Company to develop and successfully market new products, rapid technological change and competition, and other factors detailed in the Company's filings with the US Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any such statement to reflect any change in expectations or in information on which any such statement is based.
All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

CONTACT:
Futuremedia  Investor  Relations:
Mats  Johansson,  +44  1243  555000;  mats.Johansson@futuremedia.co.uk  or
                                      ir@futuremedia.co.uk

Futuremedia  Press  Information:
Kay  Phelps,  +44  1932  761889;  kay.phelps@btinternet.com


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